UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2011

Foot Locker, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          (1) Foot Locker, Inc. (the “Company”) issued a press release on May 26, 2011 (the “May 26, 2011 Press Release”), announcing certain senior management promotions and organizational changes. A copy of the press release is furnished as Exhibit 99.1, which, in its entirety, is incorporated herein by reference.

          (2) On May 26, 2011, the Board of Directors of the Company took the following action, effective July 1, 2011:

                    (i) Elected Richard A. Johnson to the new position of Executive Vice President and Group President – Retail Stores. Mr. Johnson currently serves as President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction. Mr. Johnson continues as an executive officer of the Company.

                    (ii) Elected Robert W. McHugh to the new position of Executive Vice President – Operations Support. Mr. McHugh currently serves as Executive Vice President and Chief Financial Officer of the Company. In connection with his promotion, Mr. McHugh has resigned as Chief Financial Officer of the Company, effective at the close of business on June 30, 2011. Mr. McHugh continues as an executive officer of the Company.

                    (iii) Elected Lauren B. Peters as Executive Vice President and Chief Financial Officer. The Board also appointed Ms. Peters to the Retirement Plan Committee of the Board of Directors effective July 1, 2011. Ms. Peters, age 49, has served as Senior Vice President – Strategic Planning of the Company since April 18, 2002, and she served as Vice President – Planning of the Company from January 12, 2000 through April 17, 2002. Ms. Peters continues as an executive officer of the Company.

          (3) On May 26, 2011, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of the Company approved (i) an annual base salary of $800,000 for Mr. Johnson, effective July 1, 2011, reflecting his new responsibilities and (ii) the compensation arrangements for Ms. Peters, effective July 1, 2011, which are summarized on Exhibit 99.2 hereto and incorporated herein by reference.

          (4) On May 26, 2011, the Compensation Committee approved the following restricted stock and stock option awards under the 2007 Stock Incentive Plan to certain executive officers of the Company. The shares of restricted stock will vest on June 30, 2014, provided the executives remain employed by the Company or one of its subsidiaries or affiliates through the vesting date. The executives will be entitled to receive and retain all cash dividends that are payable after the date of grant to record holders of the Company’s Common Stock. The stock option award was granted at an exercise price of $24.75 per share, which was 100 percent of the fair market value (closing price) of a share of the Company’s Common Stock on the date of grant and will vest in three equal installments, on May 26, 2012, May 26, 2013, and May 26, 2014:

Name	Restricted Stock Award: Number of Shares	Stock Option Award: Number of Shares

Richard A. Johnson	20,000	—
Robert W. McHugh	20,000	—
Lauren B. Peters	20,000	40,000
Giovanna Cipriano	10,000	—

          (5) On May 26, 2011, the Board of Directors of the Company approved an amendment to the Foot Locker Supplemental Executive Retirement Plan (the “SERP”). The SERP is an unfunded, nonqualified benefit plan providing for payment of supplemental retirement, death, health and disability benefits to certain executive officers of the Company and certain other key employees of the Company and its subsidiaries. The amendment provides that future participants in the SERP must be at least age 55 with 10 years of service when their employment with the Company terminates in order to be eligible for benefits under the plan. Executives who were participants in the SERP prior to May 26, 2011 will continue to be eligible to receive a benefit under the plan if the sum of their age plus years of service equals at least 65 when their employment with the Company terminates. A copy of the amendment to the SERP is attached hereto as Exhibit 10.1 which, in its entirety, is incorporated herein by reference.

          (6) In connection with the reorganization announced in the May 26, 2011 Press Release, the position of President and Chief Executive Officer – Foot Locker, Inc. International, which has been held by Ronald J. Halls, is being eliminated, and Mr. Halls ceased to serve in this position effective at the close of business on May 26, 2011. In light of the reorganization, on May 25, 2011, the Company notified Mr. Halls that it was terminating his employment agreement on July 31, 2011. Mr. Halls has advised the Company that he will retire on July 31, 2011. He will continue as an employee of the Company until his retirement. The Company and Mr. Halls are currently negotiating the terms of an agreement with respect to his departure.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of Foot Locker, Inc. dated May 26, 2011
99.2	Compensation Arrangements for Lauren B. Peters, effective July 1, 2011
10.1	Amendment to the Supplemental Executive Retirement Plan

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.
(Registrant)

Date: May 27, 2011	By:	/s/ Gary M. Bahler

Senior Vice President, General Counsel and Secretary